Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:Lauren Burgos

Spotlight Marketing Communications

949.427.1399

lauren@spotlightmarcom.com

SmartStop Self Storage REIT Launches Solar Panel Project in Mt. Pleasant, South Carolina

Solar Panel Installation Represents First of Many in Broader Company Initiative to Reduce Carbon Footprint and Become More Energy Efficient

LADERA RANCH, Calif. – August 7, 2020 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company” ), a self-managed and fully-integrated self storage company with approximately $1.6 billion of self storage assets under management, today announced the completion of the first solar panel project as part of a broader Company-wide initiative to reduce SmartStop’s carbon footprint and become more energy efficient. The project at Mt. Pleasant was designed and installed in cooperation with Warner Energy, LLC.

The panels, which were installed at SmartStop’s Mt. Pleasant, South Carolina location, are expected to collectively contribute energy output of 61.38 kilowatt photovoltaics (kW PV), resulting in an annualized savings of 81,500 kilowatt hours (kWh). At full capacity, the electricity savings generated from this system is equivalent to replacing or removing:

•	Greenhouse gas emissions from ~12.4 passenger vehicles driven for one year;
•	Emissions from a single passenger vehicle driven 142,987 miles;
•	Carbon dioxide (CO2) emissions from approx. 9.8 homes’ annualized electricity use;
•	CO2 sequestered from ~75.3 acres of U.S. forests in one year.

The Company plans to deploy similar installations at various locations throughout the U.S. and Canada over the course of the next few years, including 10 projects installed by the end of 2020 which are projected to generate over 1.3 million kWh each year.

“This solar panel installation at our Mt. Pleasant location is the first of many projects we have planned in the coming months and over the next few years,” said Michael McClure, Chief Executive Officer of SmartStop. “As property owners, we have an obligation that extends to our customers, our business partners and our surrounding communities to act as a responsible, ethical corporate steward. Beyond meeting our essential responsibilities to the environment, we’re also focused on maintaining energy-efficient operations that meet the demands of a modern self storage operation. Over time, we expect our broader green-focused initiatives and other value-added capital investments will generate material energy and cost savings, and this launch represents a great first step in the right direction.”

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including an owned and managed portfolio of 144 properties in 19 states and Toronto, Canada and comprising approximately 96,000 units and 10.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.